Exhibit 10.1

SECOND AMENDMENT TO WAREHOUSING CREDIT

AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Second Amendment”) is made effective as of the 29th day of June, 2011, by and between (i) WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”) and (ii) PNC BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

WHEREAS, the Lender and the Borrower are parties to that certain Warehousing Credit and Security Agreement, dated as of June 30, 2010 (the “Original Credit Facility Agreement”), as amended by that certain First Amendment to Warehousing Credit and Security Agreement, dated as of May 12, 2011 (the “First Amendment”) (the Original Credit Facility Agreement, as amended by the First Amendment, is herein the “Credit Facility Agreement”), whereby upon the satisfaction of certain terms and conditions set forth therein, the Lender agreed to make Warehousing Advances from time to time, up to the Warehousing Credit Limit.

WHEREAS, the Stated Maturity Date (as defined in the Credit Facility Agreement) is June 29, 2011.

WHEREAS, the Borrower has requested, and the Lender has agreed, pursuant to the terms hereof, to extend the Stated Maturity Date to June 29, 2012, and to modify certain other terms of the Credit Facility Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual entry of this Second Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                                          Recitals.  The Recitals are hereby incorporated into this Second Amendment as a substantive part hereof.

Section 2.                                          Definitions.  Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Facility Agreement.

Section 3.                                          Amendments to Credit Facility Agreement.  The Credit Facility Agreement is hereby amended as follows:

(a)                                  The first sentence of Section 1.2 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Subject to the extension right set forth below in this Section 1.2, the Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”): (a) June 29, 2012 (the “Stated Maturity Date”), on which date the Warehousing Commitment will expire of its own term and the Warehousing Advances together with all accrued and unpaid interest and costs and expenses will become due and payable without the necessity of Notice or action by the Lender; and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2(a) or 10.2(b).”

(b)                                 Section 7.2 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“7.2                           Financial Statements.  Deliver to Lender, in form and detail reasonably satisfactory to Lender:

7.2(a)                   As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Parent, audited consolidated, and consolidating with respect to the Borrower, Fiscal Year-end statements of income and cash flows of the Parent for that year, and the related consolidated, and consolidating with respect to the Borrower, audited balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding Fiscal Year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance reasonably satisfactory to Lender and prepared by an independent certified public accounting firm reasonably acceptable to Lender (it being acknowledged that KPMG LLP currently is an acceptable independent certified public accounting firm),  and (2) if then available or otherwise within fifteen (15) days of receipt by the Parent, any management letters, management reports or other supplementary comments or reports delivered by those accountants to the Parent;

7.2(b)                  As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter of the Parent, including its last Calendar Quarter, consolidated, and consolidating with respect to the Borrower, interim statements of income for that fiscal quarter and the period from the beginning of the Fiscal Year to end of that Calendar Quarter, and the related consolidated and consolidating balance sheet (including contingent liabilities) as at the end of that Calendar Quarter, all in reasonable detail, subject, however, to year-end audit adjustments;

7.2(c)                   Together with each delivery of financial statements required by this Section, a Compliance Certificate substantially in the form of Exhibit I.”

(c)                                  Section 7.3(a) of the Credit Facility Agreement is hereby deleted and replaced with the following:

“7.3(a)             As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter, a consolidated report (“Servicing Report”) as of the end of the Calendar Quarter, as to all Mortgage Loans the servicing rights to which are owned by the Parent or its Affiliates, and separately for the Borrower (in each case, specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Pledged Loans. The Servicing Report must be in similar summary form as previously presented to the Lender (or as the Lender otherwise may agree), and must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a member of the Parent’s consolidated group, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.”

(d)                                 Section 8.7 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Section 8.7                                Minimum Tangible Net Worth.  Permit the minimum Tangible Net Worth of the Parent, at the end of any Calendar Quarter to be less than One Hundred Million Dollars ($100,000,000).”

(e)                                  Section 8.8 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Section 8.8                                Maximum Indebtedness to Tangible Net Worth.  Permit the ratio of Parent’s Indebtedness (excluding Indebtedness under this Agreement) to Tangible Net Worth of the Parent at the end of any Calendar Quarter to be more than 2.25:1.  For the purposes of calculating the Parent’s Indebtedness to Tangible Net Worth, there shall be excluded from “Indebtedness” (a) guaranty obligations to Fannie Mae pursuant to the Fannie Mae DUS Program, prior to the time liability is or could be asserted thereunder, and (b) amounts from time to time outstanding under this Agreement, or any other warehouse lending facility the sole purpose of which, and the amounts advanced from time to time under which are used only to, finance the origination of Mortgage Loans secured by Multifamily Properties which Mortgage Loans are pre-sold to Fannie Mae, Freddie Mac, or another Investor.”

(f)                                    Section 8.9 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Section 8.9                                Minimum EBITDA                                             Permit the Parent’s EBITDA as of the end of each Calendar Quarter commencing with the end of the second Calendar Quarter following the Closing Date to be less than $12,000,000 (on an annualized basis).”

(g)                                 Section 8.10 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Section 8.10                          Minimum EBITDA to Total Debt Service. Permit the ratio of Parent’s EBITDA to Total Debt Service as of the end of each Calendar Quarter commencing with the end of the second Calendar Quarter following the Closing Date to be less than 3.00 (on an annualized basis).

(h)                                 Section 8.11 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Section 8.11                          Minimum Cash and Cash Equivalents.  Permit the sum of the Parent’s cash and Cash Equivalents at the end of any Calendar Quarter, determined on a consolidated basis, to be less than Ten Million Dollars ($10,000,000).”

(i)                                     Section 8.12 of the Credit Facility Agreement is hereby deleted and replaced with the following:

“Section 8.12.                       Servicing Delinquencies.            Permit (i) the aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans comprising Parent’s consolidated Servicing Portfolio which are sixty (60) or more days past due or otherwise in default at any time to exceed two percent (2%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans comprising Parent’s consolidated Servicing Portfolios at such time.”

(j)                                     The following Section 8.16 is hereby added to the Credit Facility Agreement:

“Section 8.16.                       Servicing Portfolio.                                          Permit the aggregate unpaid principal amount of (i) all Mortgage Loans comprising the Parent’s consolidated Servicing Portfolio to be less than $11.0 billion at any time or (ii) all Fannie Mae DUS Mortgage Loans comprising the Servicing Portfolio of Borrower to be less than $7.5 billion at any time, calculated as of the last day of each Fiscal Quarter.”

(k)                                  The following Section 8.17 Agreement is hereby added to the Credit Facility:

“Section 8.17.                       LTSV Ratio.                                Permit the LTSV Ratio at any time to be greater than 40%, to be tested on the last day of each Fiscal Quarter.”

(l)                                     The term “EBITDA” is added to Section 12.1 of the Credit Facility Agreement, as follows:

“EBITDA” means, at any date of determination thereof, an amount equal to the following, all as determined in accordance with GAAP (net of intercompany transactions and without duplication):

(a)                                  Net Income for the most recently completed Measurement Period;

plus

(b)                                 to the extent deducted in calculating Net Income: the sum of (i) depreciation expenses, (ii) amortization and write-offs of Servicing Contracts and (iii) reserves for risk-sharing obligations relating solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program;

minus

(c)                                  to the extent included in calculating Net Income, (i) capitalized amounts attributable to origination of Servicing Contract rights and (ii) the fair value of expected guaranty obligations.

(m)                               The term “Tangible Net Worth” set forth in Section 12.1 of the Credit Facility Agreement is hereby deleted and replaced with the following

“Tangible Net Worth” means, at any time of determination, the excess, at such time, of the Parent’s and its Subsidiaries’, on a consolidated basis, total assets, minus the sum of (i) total liabilities, and (ii) the book value of all intangible assets, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary, all of the foregoing determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Lender under this Agreement.  For the purposes of this definition, mortgage servicing rights shall not be considered intangible assets.

(n)                                 The following term is hereby added to Section 12.1 of the Credit Facility Agreement:

“Parent” means Walker & Dunlop, Inc., a Maryland corporation.

(o)                                 The term “Cash Collateral Account” set forth in Section 12.1 of the Credit Facility Agreement is hereby deleted and replaced with the following

“Cash Collateral Account” means the Lender access only deposit accounts maintained at Lender and designated for receipt of the proceeds of the sale or other disposition of Collateral (account no. 130760016803 for Borrower).

(p)                                 Exhibit I to the Credit Facility Agreement (Form of Compliance Certificate) is hereby deleted in its entirety and replaced with the form of Exhibit I annexed to this Amendment.

(q)                                 The following term is hereby added to Section 12.1 of the Credit Facility Agreement:

“Total Debt Service” means the sum of (a) interest payments made or required to be made by the Borrower on account of the Obligations, plus (b) an amount equal to the aggregate principal amount of the Loan required to be paid by the Borrower hereunder (whether or not so paid) during the applicable year in accordance with Section 3.3(a).

(r)                                    The following term is hereby added to Section 12.1 of the Credit Facility Agreement:

“LTSV Ratio” means, at any time of determination, the quotient, expressed as a percentage, of (a) the then Outstanding Amount of the Loan, divided by (b) the then Fair Market Value of all Servicing Contracts of the Borrower.

(s)                                  The following term is hereby added to Section 12.1 of the Credit Facility Agreement:

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent, before the deduction of income taxes, determined on a consolidated basis in accordance with GAAP.

(t)                                    The following term is hereby added to Section 12.1 of the Credit Facility Agreement:

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the applicable Person.  For purposes of calculating any financial ratio or financial covenant for a Measurement Period (a) other than with respect to the last Fiscal Quarter of any Fiscal Year, the financial statements delivered to the Agent pursuant to Section 7.2(b) shall be used with respect to each respective Fiscal Quarter covered thereby, provided that, when a Measurement Period includes a Fiscal Quarter that is covered by the then most recently delivered audited financial statements required to be delivered to the Agent pursuant to Section 7.2(a), then the financial statements relating to such prior covered Fiscal Quarters shall be adjusted pursuant to any adjustments made in such audited financial statements, and (b) for the Fourth Quarter, the audited financial statements for the Fiscal Year then ended shall be used.

(u)                                 The following term is hereby added to Section 12.1 of the Credit Facility Agreement:

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of the Loan after giving effect to any prepayments or repayments of the Loan occurring on such date.

Section 4.                                          Extension Fee.  In consideration of Lender’s agreement to extend the Stated Maturity Date, Borrower shall contemporaneously herewith pay to Lender an extension fee in an amount equal to ten (10) basis points of the Warehousing Credit Limit (the “Extension Fee”).  This Amendment is expressly conditioned upon the Lender’s receipt of the Extension Fee.

Section 5.                                          Additional Agreements.  In order to implement certain amendments to the Credit Facility Agreement set forth herein, the following additional provisions shall apply from and after the date hereof:

(a)                                  The representations and warranties set forth in the last two sentences of Section 6.16 shall apply to the Servicing Contracts of Parent and all of its Affiliates, including, without limitation, the Borrower.

(b)                                 By its execution hereof, the Parent agrees to reasonably cooperate with the Lender and provide the Lender with information from time to reasonably requested by the Lender, in order for the Lender to determine compliance with the representations and warranties applicable to the Lender set forth in the Credit Facility Agreement as amended by this Amendment.

(c)                                  Borrower shall cause Parent to guaranty Borrower’s payment and performance under the Credit Facility Agreement and the other Loan Documents, by executing and delivering to Lender, a Guaranty and Suretyship Agreement, in a form acceptable to Lender, in Lender’s sole discretion.

Section 6.                                          Ratification, No Novation, Effect of Modifications.  Except as may be amended or modified hereby, the terms of the Credit Facility Agreement are hereby ratified, affirmed and confirmed and shall otherwise remain in full force and effect.  Nothing in this Second Amendment shall be construed to extinguish, release, or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or discharge, any of the obligations, indebtedness and liabilities of the Borrower or any other party under the provisions of the Credit Facility Agreement or any of the other Loan Documents, unless specifically herein provided.

Section 7.                                          Amendments.  This Second Amendment may be amended or supplemented by and only by an instrument executed and delivered by each party hereto.

Section 8.                                          Waiver.  The Lender shall not be deemed to have waived the exercise of any right which it holds under the Credit Facility Agreement unless such waiver is made expressly and in writing (and no delay or omission by the Lender in exercising any such right shall be deemed a waiver of its future exercise).  No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.  Without limiting the operation and effect of the foregoing provisions hereof, no act done or omitted by the Lender pursuant to the powers and rights granted to it hereunder shall be deemed a waiver by the Lender of any of its rights and remedies under any of the provisions of the Credit Facility Agreement, and this Second Amendment is made and accepted without prejudice to any of such rights and remedies.

Section 9.              Governing Law.  This Second Amendment shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania.

Section 10.            Headings.  The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

Section 11.            Severability.  No determination by any court, governmental body or otherwise that any provision of this Second Amendment or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision or (ii) such provision in any circumstance not controlled by such determination.  Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

Section 12.            Binding Effect.  This Second Amendment shall be binding upon and inure to the benefit of the Borrower, the Parent, the Lender, and their respective permitted successors and assigns.

Section 13.            Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Second Amendment under their respective seals as of the day and year first written above.

BORROWER:

WITNESS:	WALKER & DUNLOP, LLC,
a Delaware limited liability company

/s/ Carole Ranney	By:	/s/ William M. Walker
	Name:	William M. Walker
	Title:	Chairman, President and CEO

PARENT:

WITNESS:	WALKER & DUNLOP, INC.,
a Maryland corporation

/s/ Carole Ranney	By:	/s/ William M. Walker
	Name:	William M. Walker
	Title:	President and Chief Executive Officer

WITNESS:	LENDER:

PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Terri A. Wyda
	Name:	Terri A. Wyda
	Title:	Senior Vice President